SHAREHOLDER LOAN AGREEMENT

1.

This shareholder loan agreement (“Agreement”) documents a loan arrangement between SOEFL Inc. (“SOEFL”) and Ratree Yabamrung (“Yabamrung”), the sole shareholder of SOEFL, effective as of October 31, 2008.

2.

Yabamrung agrees to loan SOEFL funds, as required, to operate SOEFL’s business.

3.

The term of the loan is indefinite, and the loan can be repaid at any time, in part or in full. It is expected that the loan will be repaid on or prior to December 31, 2010, but this is not required.

4.

There are no interest payments during the life of the loan; the repayment amount will include all interest that accrues while the loan is outstanding.

5.

The interest rate on this loan is 4.00%, the prime rate, as reported by the Wall Street Journal for October 29, 2008 (http://www.wsjprimerate.us/wall_street_journal_prime_rate_history.htm).  Interest will accrue annually.

6.

For purposes of calculating interest owing on the outstanding loan amount, the outstanding loan amount will be recalculated at the end of each month, until the loan is fully repaid, taking into account any (i) new funds loaned to SOEFL by Yabamrung, and (ii) payments to Yabamrung by SOEFL, which payments will be applied on a LIFO basis.

7.

For financial accounting and tax purposes, SOEFL will recognize interest expense for this loan each month. Since interest accrues annually, the monthly interest will be the same each month within a given calendar year.

8.

This Agreement shall be governed by the laws of the Kingdom of Thailand applicable to agreements negotiated, executed and performed wholly within the Kingdom of Thailand.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate originals by their duly authorized officers or representatives.

YABAMRUNG Signed: /s/ Ratree Yabamrung Name: Ratree Yabamrung Date: October 31, 2008	SOEFL Signed: /s/ Ratree Yabamrung Name: Ratree Yabamrung Title: President Date: October 31, 2008

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